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                                                                   PRESS RELEASE


For Immediate Release

Contact:
         Media Contact                            Investor Relations Contact
         Amy Bass                                 --------------------------
         Director of Corporate Communications     Janet S. Watson
         417-625-5114                             Secretary/Treasurer
         abass@empiredistrict.com                 417-625-5108
         ------------------------                 jwatson@empiredistrict.com
                                                  --------------------------


                      THE EMPIRE DISTRICT ELECTRIC COMPANY
                    ANNOUNCES NEW RATING BY STANDARD & POOR'S


JOPLIN, MO - July 2, 2002 - The Empire District Electric Company (NYSE:EDE) announced today that Standard & Poor's has downgraded the Company's corporate credit rating to BBB from A-. The Company's commercial paper program remains at A-2. The outlook was revised from negative to stable.

In making the announcement, Bill Gipson, President and CEO, stated, "We are disappointed with the action taken by Standard & Poor's, but in view of the current market conditions in the utility industry sector, we understand their position. Empire's credit rating is still a solid investment grade, and we will continue our efforts to maintain and improve this solid rating."

According to Greg Knapp, Vice President - Finance and Chief Financial Officer, Empire has taken a number of steps over the past eighteen months to strengthen its balance sheet, stabilize earnings, and add value for its stakeholders. These steps include:

     o Finalized a Missouri rate case in October 2001 increasing annual revenues approximately $17.1 million and establishing a two-year Interim Energy Charge.

     o Resolved the uncertainties surrounding the true-up of the Interim Energy Charge and the cost of Off-System Sales.

     o Finalized a Kansas rate case in June 2002 increasing annual revenues approximately $2.54 million.

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     o    Initiated a new $100 million, six-bank syndicate, credit facility which does not contain rating agency default triggers.

     o Reinstated our Dividend Reinvestment Plan, which now has 3.5 million shares enrolled, or about 16 percent of total shares, avoiding approximately $4.5 million annual cash outlay and further increasing equity.

     o Filed for new Missouri rates in March 2002, which would increase annual revenues by approximately $19.8 million. In conjunction with the filing, a $9,994,888 reduction in the Interim Energy Charge was also requested. The net effect would be an annual increase in customers' bills of approximately $9,785,027.

     o Filed for new water rates in May 2002, which would increase annual revenues by approximately $361,000.

     o Issued over $90 million in Common Stock and $50 million in Trust Preferred securities, resulting in an equity to total capitalization ratio of 46.4 percent.

     o Initiated a gas procurement strategy to protect the Company and our customers from price volatility.

     o    Retired $37.5 million in long-term debt.

     o Reduced field operations personnel by 10 percent through a structured redeployment of resources.

"We are pleased that Standard and Poor's recognized the commitment of our company to credit quality. Our focus is the creation of long-term value for our stakeholders," said Gipson. "We remain a solid investment-grade company."

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 150,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The Company also offers monitored security, fiber optic service, and decorative lighting services to its customers, and provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are "forward-looking statements"
intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.